Exhibit 14
BUTLER NATIONAL CORPORATION STANDARDS OF BUSINESS ETHICS AND CONDUCT
1.0 THE CHARACTER OF BUTLER NATIONAL
ETHICAL CONDUCT

The Company and its Individuals identify, understand and honor all applicable laws and regulations, and act in such a manner that the full disclosure of all facts related to any activity would always reflect favorably on the Company.

The Company and its Individuals honor the highest ethical standards of conduct in all business activities, and act in a manner that enhances the company's standing within the business community as a vigorous and ethical competitor.

GOOD CORPORATE CITIZEN
The Company and its Individuals are responsible citizens in the communities where the Company operates. The Company and its Individuals are truthful, honest and forthright, in all our endeavors.
INTEGRITY
The Company and its employee's say what we mean, deliver what we promise, and stand for what is right.
RESPECT FOR THE INDIVIDUAL

The Company and its Individuals treat one another with dignity and fairness, appreciating the diversity of our work force and uniqueness of each employee.

The Company and its Individuals build confidence through teamwork and open, candid communication.

PERSONAL ACCOUNTIBILITY

The Company's Individuals are free to speak up without fear of retribution - and report concerns about the workplace, including violations of law, regulations and Company policies, and seek clarification and guidance whenever there is doubt.

SUSTAINABLE CUSTOMER SOLUTIONS
Long-term and profitable customer relationships are built upon sustainable customer solutions.
2.0 OUR STANDARDS OF BUSINESS ETHICS AND CONDUCT
Company policy is to follow proper legal, sound moral and ethical standards in every area of business.
  All Individuals and anyone else who does business on behalf of Butler National Corporation, or any of its subsidiaries or affiliates ("Butler National" or the "Company"), must follow Company policy. This includes officers, directors and outside consultants.
  In handling any problem not covered by the Standards listed in this document you should use common sense and good judgment.
  If you do not know what to do about a problem, ask your supervisor, or seek assistance from the President (CEO), Vice President of Finance (CFO).

The Standards listed in this document do not form an employment contract, and do not imply that there is a contract. All Individuals are employed at-will and employment may be terminated by the Individual or by the company at anytime.

LOYALTY
All Individuals, officers and directors have a duty of loyalty to the Company and may not take personal advantage of any opportunity that properly belongs to the Company.
RESPONSIBILITY FOR COMPLIANCE AND INTERPRETATION

Compliance with the Butler National Standards of Business Ethics and Conduct is the responsibility of all Individuals. Compliance is monitored by supervisors, under the guidance of officers, the President (CEO), and Vice President of Finance (CFO) of Butler National Corporation.

  At least once each year, Company directors, officers and other key Individuals must confirm in writing that they have conducted all operations under their control in accordance with the Standards.
  New Individuals will receive a copy of the Standards of Business Ethics and Conduct during orientation, are required to read it, and should sign a statement that they understand the Standards, received a copy, and agree to the provisions.

WHAT TO DO IF YOU SUSPECT A VIOLATION

If you suspect any violation of law or these Standards, you must report it immediately. There is no penalty or retribution for good-faith reporting of any suspected violation, if you choose, you "may" remain anonymous. All reports of suspected violations are taken seriously and will be investigated by the Company.

  You should report any suspected violation of law or the Standards of Business Ethics and Conduct to your direct supervisor, the President (CEO), Vice President of Finance (CFO), or corporate officers. You may also report suspected violations of law directly to the appropriate government officials.
  Any supervisor who receives a report of a suspected violation should notify the President (CEO) or the Vice President of Finance (CFO).
  If any suspected violation involves your direct supervisor you should report directly to the President (CEO) or Vice President of Finance (CFO), or if involving them to the Chairman of the Audit Committee.
  Each year, Company Officers are required to state in writing that they have no knowledge of material violations to this and other Company Policies other than those that may have been previously reported, if any.
  As part of its regular auditing procedures, the Company audit committee will periodically review internal policies and procedures and report their findings to executive management.
  The Company's external auditors are also expected to report in writing any known or suspected violations of this and other Company policies.
  The Company discloses this Code of Ethics on its web site in addition to other filing requirements.

DISCIPLINE AND MANDATORY SANCTIONS

We will continue to enforce the Standards of Business Ethics and Conduct by imposing penalties when the Standards are violated.

Any employee who has violated the law or these Standards will receive prompt and appropriate discipline, which may include termination of employment.

COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
  It is Butler National's policy to comply with all written laws and regulations as well as the intent of those laws and regulations.
  In countries where common business practices might be less restrictive than these Standards, we will follow the Standards outlined in this booklet.
  Any employee, officer or director involved in court or other similar proceedings arising out of his or her employment with, or service to, the Company is expected to abide by the rules, cooperate with the orders of, and not in any way commit perjury or obstruction of justice. All Company Individuals must, at a minimum, comply with all applicable laws that relate to the conduct of our business in relevant jurisdiction.

EQUAL EMPLOYMENT OPPORTUNITY

Our equal opportunity policy is based on the following guidelines:

  You must follow all government guidelines regarding equal employment in every area of business.
  You must treat everyone with respect, no matter what their race, color, sex, religion, national origin, age or disability.

EMPLOYEE PRIVACY

The Company is committed to protecting the privacy of its Individuals. This includes employee data maintained by the company. Employee data will primarily be used to support Company operations, provide employee benefits, and comply with laws and regulations. The Company and all Individuals are expected to comply with all data protection laws, regulations, and Company policies.

OCCUPATIONAL SAFETY AND HEALTH

We care about the safety and health of our Individuals, and want to be sure the workplace is as risk-free as possible.

  You must follow all occupational safety and health laws.

You should remain aware of risks in the workplace, and try to reduce these risks. If needed, advice and guidance from your supervisor, the Safety Committee or the Human Resources Department can be provided.

ENVIRONMENTAL ACTIONS

We want to preserve our environment through our business operations.

  You must exercise good judgment with regard to the environmental aspects of our use of buildings and real estate and our business operations.
  You must comply with all applicable environmental laws and with all permits and approvals granted the Company by environmental regulatory authorities.
  You must make very effort to reduce or eliminate the creation of waste at the source, to promote the recycling of waste material and to dispose of any remaining waste material in accordance with environmental laws.

SUPPLIERS AND CONSULTANTS

We want to be sure that purchasing decisions are based on quality, integrity, service delivery and price - and not on personal relationships.

  You should select materials, supplies, equipment, consulting and other services from qualified suppliers at the best possible cost, consistent with quality, performance and the vendor's ability to meet delivery schedules.
  All source selection, negotiation, determination of awards and the administration of all purchasing activities must be done fairly and ethically.

DEALINGS WITH GOVERNMENT AGENCIES

We intend to maintain honest and direct relationships when dealing with government agencies.

  You must follow all applicable laws and use the highest standards of honesty and integrity when dealing with any government agency. If you believe there is a conflict between those policies and these Standards, you should contact your direct supervisor or the President (CEO) .
  All information supplied by the Company to others should be current, accurate and as complete as requested.

ACCOUNTING AND AUDITING

We want to be sure that all Butler National records and reports are maintained according to Generally Accepted Accounting Practices (GAAP). Generally Accepted Accounting Principles are accounting principles that are considered to have substantial authoritative support. Pronouncements made by the Financial Accounting Standards Board (FASB) are considered GAAP. You can learn more about GAAP and FASB at http://www.fasb.org. All company records are to be in compliance with GAAP and the Securities and Exchange Commission laws and regulations

  You should follow standard accounting practices for record keeping and financial reporting.
  Individuals are expected to maintain accurate and reliable corporate records that comply with GAAP, the SEC, and Company policies and procedures
  You must not give any false, misleading or incomplete information to anyone (external or internal) who is preparing or conducting any audit.
  The Company President, Chief Financial Officer, and others identified by the CEO have specific legal obligations to ensure the Company provides full, fair, accurate, timely, and understandable financial reports and internal controls.

GIFTS AND FAVORS

The Company considers it unethical and illegal for any employee to accept or offer payment, gift, gratuity, or employment to or from vendors, contractors, or government officials as an inducement for preferential treatment. All offers for kickback, gifts, gratuity or favors shall be reported to the Corporate Office. We want to be sure that the giving or receiving of any gifts or favors follows accepted business practices, does not violate any laws and may not be viewed as a bribe or payoff.

  You should not seek or accept costly gifts, gratuities, or excessive entertainment from any person or entity with which we have business dealings. However, a gift, gratuity or entertainment will not be considered "costly" if its value does not exceed 1/10 of 1% of your salary. The Company does not consider the giving or acceptance of a ball cap, tee shirt, jacket, an occasional lunch, game of golf, or the like with non-government officials to be a kickback, gift or gratuity for the purpose of this policy.

ILLEGAL CORPORATE PAYMENTS OR CONTRIBUTIONS

We must ensure that all Butler National Individuals and others who do business with Butler National obey all laws that apply to every area of business.

  You must not make or receive bribes, payoffs, kickbacks or illegal or corrupt political contributions whether cast in the form of ordinary payment or receipts or in the form of "commissions," payments or fees for goods or services received, or otherwise.
  You must not use any Company funds or other assets, or provide services, directly or indirectly (for example, through a third party), for any illegal purposes.

POLITICAL CONTRIBUTIONS

We want to comply with all laws of the United States prohibiting contributions by a corporation to political parties or candidates.

  Where prohibited by law, no Company funds or other assets are to be contributed or loaned, directly or indirectly, to any political party or for the campaign of any person for political office, or expended in support of or in opposition to such party or person. If you have a questions about the applicable law in your area, you should contact the President (CEO) or Vice President of Finance (CFO).
  All political contributions permissible by law, must be authorized by the President (CEO) of Butler National Corporation.

COMPANY PROPERTY AND RESOURCES

Individuals are expected to use good judgment regarding the use of Company resources. Individuals are accountable for using such resources responsibly to perform Company business. Any personal use of Company resources must not result in added costs, disruption of business processes, or any other disadvantage to the Company. Managers are responsible for the resources assigned to their respective organizations and are empowered to resolve issues concerning their proper use.

Individuals can unknowingly compromise the security and integrity of Company information through the improper use of Company equipment. Individuals using Company equipment for personal purposes are accountable for that use and must ensure that no compromise results.

Individuals must ensure that:

  Such materials and equipment remain on Company-controlled property unless the local President (CEO) has authorized use in another location.
  Proper measures are taken for the storage and safeguarding of Company data and information to prevent unauthorized access, use or removal by any means and in any form (e.g., electrical, optical, magnetic, or hard copy) of such data or information.
  Company, customer, and supplier resources are not used for outside business activities or unauthorized non-Company purposes.
  Personal use of computing equipment does not compromise the security or integrity of Company information, software, or hardware, and does not impact job performance.
  Resources entrusted to Butler National Corporation and its subsidiaries by current or prospective suppliers or customers are used only as authorized by the supplier or customer.

COMMUNICATION SYSTEMS

Butler National Corporation and its subsidiary's communication systems and networks are provided for the conduct of Company business. To ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages if such inspection and disclosure is made for legitimate business purposes or as necessary to protect the rights and property of the Company. However, personal use by Individuals of Company telephones, facsimile machines, and voicemail, email, and Internet systems is permitted within the following guidelines:

  The use is of reasonable duration and frequency does not impact job performance.
  The Company incurs no added costs.
  The use would not cause embarrassment to the Company.
  The use is not in support of any religious, political, or outside organization activity, except as may have been authorized in advance by the President (CEO) of the company
  The use does not interfere with the performance of Company business, the employee's assigned duties, or the assigned duties of other Individuals and does not adversely affect the performance of the employee or the employee's organization.
  Use of computing resources to offend or harass others is not acceptable and prohibited. Individuals, who use the Internet to access sites that contain offensive materials related to sec, race, or other protected categories, or who otherwise violate these prohibitions, will be subject to termination.
  Do not download any software from the Internet that is not directly related to your work at Butler National.

Note: Individuals are not to make use of the Internet for any purpose that may be illegal or might otherwise embarrass the Company (e.g. pornography, gambling). This includes Individuals sending emails using their Company address or Company Computer.

CONFIDENTIAL INFORMATION

We must safeguard the Company's confidential and proprietary information and information provided to us in confidence by others.

  You should not disclose confidential details about Butler National businesses, including, but not limited to, customer lists and employee lists, with any unauthorized person. If you are not sure whether someone is authorized, ask your direct supervisor.
  You should not disclose confidential information about customers with other customers or with anyone from another department who does not need this information.
  You should treat all business information learned at the workplace, computer systems, programs and data as confidential, and protect this information from use by any unauthorized person. If you are not sure whether someone is authorized, ask your direct supervisor.
  As an employee and a condition of employment, you should have signed an employee non-disclosure agreement. Always consider potential implication of discussing any company matter with anyone.

RELEASE OF INFORMATION

We want to make sure that we can control to the extent possible when, where and how information about Butler National businesses is shared with the public in order to ensure such information is consistent and reliable and is disclosed in an equitable manner.

  Only a limited number of senior executives are authorized to discuss Butler National historical and expected financial performance and other material corporate developments. All requests for such information from members of the financial community, such as financial analysts, and members of the news media should be referred to the President (CEO) or Vice President of Finance (CFO).
  If you are asked for information about current or former Individuals, refer the request to your direct supervisor or the Human Resources Department.

SECURITIES AND EXCHANGE COMMISSION

We want to ensure prompt and correct reporting of issues that may affect the public trading of Butler National's common stock.

  You must report to your direct supervisor or the President (CEO) or Vice President of Finance (CFO) immediately any event that could affect the value of Butler National common stock. If you are not sure about what type of event to report, ask your direct supervisor or the President (CEO) or Vice President of Finance (CFO).

INSIDER TRADING

We must not be involved in any activity related to "insider trading". "Insider trading" means activities related to any kind of stock or securities trading based on information not available to the general public, sometimes known as "insider information".

  Company Individuals may not buy or sell stock or other securities of the Company based on "inside information," or have such stock or security bought for you by someone else.
  Company Individuals should not provide any "insider information" to any unauthorized person. If you are not sure whether someone is authorized, ask your direct supervisor.
  Company Individuals may also not engage in "selective disclosure" with individuals who may benefit from, or may advise others to benefit from, the disclosure.
  Company Directors and Officers have specific prohibitions related to trading of company stock. Section 16 and 10b Rules of the S.E.C. regulations identify the limitations.

MEDIA RELATIONS

Individuals may be asked by representatives of the media for information concerning the Company's position on public issues or private issues (such as litigation).

DO NOT COMMENT.

PLEASE REFER ALL CONTACTS FROM ALL MEDIA TO 913-780-9595.

CONFLICTS OF INTEREST

We want to avoid any conflict of interest among Butler National's Individuals who make decisions on Company matters.

  You must not make a decision or recommendation upon any matter in which your action may appear to be affected by a personal interest or by your position as an owner, stockholder, officer, director or employee of another organization that is a Butler National customer, supplier or competitor.
  You must not participate in any business dealings that would allow you to profit, directly or indirectly, because you are an agent, owner, shareholder, officer, director or employee of another organization that is a Butler National customer, supplier or competitor. No officer of the Company may serve as an officer or director of any unaffiliated entity without the prior approval of the Company's CEO.
  If you have outside business or financial interests that could affect your responsibilities to Butler National, you must report them in writing to the CEO or the Vice President of Finance (CFO). This includes any interest in any organization that is a Butler National customer, supplier or competitor, or that could reflect unfavorably on Butler National.
  The Company does not make loans to or guarantee obligations of Company Individuals.

IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No officer, director, or any other person acting under the direction thereof, shall take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading. Examples of such behavior include, but are not limited to:

  Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.
  Providing the auditor with any inaccurate or misleading legal analysis.
  Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company's accounting.
  Seeking to have an audit partner removed from the audit engagement because the partner objects to the Company's accounting activities.
  Blackmailing, and Making physical threats.
  Withholding confidential financial information from the auditor when the auditor has a need to know.
  Individuals may not divulge confidential or proprietary information except as authorized by the CEO.

ANTITRUST LAWS
  We want to be sure that all Individuals follow both the written laws and the intent of all antitrust laws and regulations.
  You may not conduct any business that violates any international, federal or state antitrust laws.
  You may not agree with a competitor to set prices, terms, or conditions of sale, production, distribution, territories or customers.
  You may not give a competitor any details of prices, terms, or conditions of sale, or any other competitive information that may be viewed as anti-competitive or illegal.

BUTLER NATIONAL CORPORATION STANDARDS OF BUSINESS ETHICS AND CONDUCT LIST OF REPORTING CONTACTS

Your Immediate Supervisor

or

Clark D. Stewart
President (CEO) and Chief Executive Officer
Butler National Corporation
19920 West 161st Street
Olathe, KS 66062
(913) 780-9595

or

David Hayden
Chairman of the Audit Committee
Kings Avionics, Inc.
280 Gardner Drive - Suite 3
New Century, KS 66031-1104
(913) 829-4606

BUTLER NATIONAL CORPORATION STANDARDS OF BUSINESS ETHICS AND CONDUCT

I acknowledge that I have received the Butler National Standards of Business Ethics and Conduct. I understand that each Butler National employee, agent, consultant, or representative is responsible for complying with the contents of these Standards as such contents pertain to their job duties.

I understand that each Butler National employee is responsible for reporting known or suspected violations of the Standards to either his or her direct supervisor, President (CEO), Vice President of Finance (CFO) or any Audit Committee Member of Butler National Corporation.

I understand that I am an employee at-will and either the Company or I may terminate my employment at any time.

Signature Name (Please Print): Company: Date:
BUTLER NATIONAL CORPORATION STANDARDS OF BUSINESS ETHICS AND CONDUCT Management/Supervisory Declaration

I have read and understand the Standards of Business Ethics and Conduct. I hereby declare that I have complied with it and furthermore have not caused or do not know of any instance of non-compliance by any employee administratively reporting to me during _____________________________. If a change in circumstance occurs which would result in actual or potential non-compliance with this policy, or if I become aware of any instance of non-compliance by employees reporting to me, I shall immediately advise my immediate supervisor, the President (CEO),Vice President of Finance (CFO) or Audit Committee member of Butler National Corporation.

Employee Name:
(Please Print)

Employee Signature
Date